Baycom corp
POLICY and procedures Governing securities and confidentiality of inside information Functional area: FINANCE
Board Approved:	January 21, 2025
Last Revision: Officer responsible:	January 14, 2022 Chief Financial Officer

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

CONTENTS

Purpose1

Persons Subject to the Policy2

Transactions Subject to the Policy2

Administration of the Policy2

Individual Responsibility3

Statement of Policy3

Definition of Material Non-public Information4

Material Information4

When Information is Considered Public5

Transactions by Family Members and Others6

Transactions by Entities that You Influence or Control6

Transactions Under Corporation Plans6

Stock Option Exercises6

401(k) Plan7

Other Similar Transactions7

Gifts7

Special and Prohibited Transactions7

Short Sales7

Standing and Limit Orders8

Margin Accounts and Pledged Securities8

Short-Term Trading8

Publicly-Traded Options8

Hedging Transactions8

Procedures for Trading in Corporation Securities9

Pre-Clearance Procedures9

Quarterly Trading Restrictions9

Event-Specific Trading Restriction Periods9

Exceptions10

Additional Reminders for Directors and Executive Officers10

Rule 10b5-1 Plans11

Post-Termination Transactions11

Consequences of Violations11

Corporation Assistance12

Certification12

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

Purpose

This Insider Trading Policy (the or this “Policy”) provides guidelines with respect to transactions in the securities of BayCom Corp (the “Corporation”) and the handling of confidential information about the Corporation and the companies with which the Corporation does business. The Corporation’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Corporation to avoid even the appearance of impropriety.

Persons Subject to the Policy

This Policy applies to all directors, officers and employees of the Corporation and its subsidiaries. This Policy also applies to such persons' Family Members and Controlled Entities, as defined under “Transactions by Family Members and Others” and “Transactions by Entities that You Influence or Control.” In addition, the Corporation may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

Transactions Subject to the Policy

This Policy applies to transactions in the Corporation’s securities (collectively referred to in this Policy as “Corporation Securities”), including the Corporation’s common stock, options to purchase common stock, or any other type of securities that the Corporation may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Corporation, such as exchange-traded put or call options or swaps relating to Corporation Securities.

Administration of the Policy

The Chief Financial Officer shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, the Chief Operating Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. The Compliance Officer’s responsibilities under this Policy include:

•	Pre-clearing transactions and entry into or modification of existing Rule 10b5-1 Plans (as defined under “Rule 10b5-1 Plans”), as required under this Policy.

Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons.

•	Circulating the Policy (or a summary thereof) to all employees, including Section 16 reporting persons, on an annual basis.

•	Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons.

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

•	Periodically reminding all Section 16 reporting persons of their reporting obligations and quarterly reminders of the dates that the trading window described under “Procedure for Trading in Corporation Securities—Quarterly Trading Restrictions” begins and ends.

•	Circulating the Policy (or a summary thereof) to all employees, including Section 16 reporting persons, on an annual basis.

•	Assisting the Company in implementation of the Policy.

•	Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Corporation and to not engage in transactions in Corporation Securities while in possession of material nonpublic information, except as otherwise specified in this Policy under the headings “Transactions Under Corporation Plans” and “Rule 10b5-1 Plans.” Each individual is responsible for making sure that he or she complies with this Policy, and that his or her Family Members and Controlled Entities comply with this Policy.  In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Corporation, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Corporation for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Potential Criminal and Civil Liability and/or Disciplinary Action.”

Statement of Policy

It is the policy of the Corporation that no director, officer or other employee of the Corporation (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Corporation may, directly, or indirectly through Family Members, Controlled Entities or other persons or entities:

1.   Engage in transactions in Corporation Securities, except as otherwise specified in this Policy under the headings “Transactions Under Corporation Plans” and “Rule 10b5-1 Plans;”

2.   Recommend the purchase or sale of any Corporation Securities;

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

Disclose material nonpublic information to persons within the Corporation whose jobs do not require them to have that information, or outside of the Corporation to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Corporation’s policies regarding the protection or authorized external disclosure of information regarding the Corporation; or

4.   Assist anyone engaged in the above activities.

In addition, it is the policy of the Corporation that no director, officer or other employee of the Corporation (or any other person designated as subject to this Policy) who, in the course of working for the Corporation, learns of material nonpublic information about a company with which the Corporation does business, including a customer or supplier of the Corporation, or with which the Corporation is negotiating or has negotiated a transaction, such as a merger or acquisition, may trade in that company’s securities until the information becomes public or is no longer material. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Corporation’s reputation for adhering to the highest standards of conduct.

Strict compliance with this Policy is expected of all directors, officers and employees and their Family Members and Controlled Entities, and any violation may result in sanctions, up to and including termination of employment.

Definition of Material Non-public Information

Material Information.  Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Corporation’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While not exhaustive, the following are examples of the types of information that should be considered material:

●	earnings estimates or results, whether for the month, quarter or year, including changes to previously announced earnings guidance;

●	a change in dividend policy or the declaration of a stock split;

●	proposals or plans for acquisitions, including mergers and tender offers;

●	sales of substantial assets;

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

●	changes in debt ratings;

●	the establishment of a repurchase program for Corporation Securities;

●	significant operational issues, including write-downs of assets, additions to reserves for bad debts or contingent liabilities or changes in non-performing assets;

●	liquidity problems;

●	significant management developments;

●	securities offerings;

●	major pricing or marketing changes;

●	a cybersecurity incident;

●	pending or threatened significant litigation or regulatory developments, including investigations by governmental bodies;

●	changes in auditors or notification that the auditor's reports may no longer be relied upon;

●	significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and

●	any other information which, if known, would likely influence the decisions of investors.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Corporation’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until two business days after the information

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

is released to the public in a press release or in a document publicly filed with or furnished to the SEC. If, for example, the Corporation were to make an announcement on a Monday, you should not trade in Corporation Securities until Thursday. Depending on the particular circumstances, the Corporation may determine that a longer or shorter period should apply to the release of specific material nonpublic information.  Remember, anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Corporation Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Corporation Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Corporation Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these

Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Corporation Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of a stock option granted pursuant to the Corporation’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Corporation withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Corporation withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

401(k) Plan. This Policy does not apply to purchases of Corporation Securities in the Corporation’s 401(k) plan (if available) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the purchase of Corporation Securities; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Corporation Securities; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Corporation Securities; and (d) an election to prepay a plan loan if the pre-payment will result in allocation of loan proceeds to the Corporation Securities.

Other Similar Transactions. Any other purchase of Corporation Securities from the Corporation or sales of Corporation Securities to the Corporation are not subject to this Policy.

Gifts

Charitable and other non-profit organizations that receive gifts of public company securities typically sell those securities very soon after receiving them.  If you make such a gift, the sale of the gifted securities by the organization may be attributed to you for purposes of the insider trading laws. The same applies with respect to any other gifts, whether to Family Members or other persons, where you have reason to believe (which will be judged after the fact with 20-20 hindsight) that the recipient is likely to sell the securities soon after receiving them.  For this reason, you should not make such gifts of Corporation Securities at a time when you are aware of material nonpublic information about the Corporation.  You and your Family Members and Controlled Entities may make such gifts of Corporation Securities only during a period when trading by insiders is permitted (and then only if you are not aware of material nonpublic information about the Corporation), unless the gift is pursuant to a previously established pre-approved Rule 10b5-1 Plan, as discussed below.

Special and Prohibited Transactions

The Corporation has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Corporation’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Corporation’s preferences as described below:

Short Sales. Short sales of Corporation Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Corporation’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Corporation’s performance. For these reasons, short sales of Corporation Securities are prohibited. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Corporation therefore discourages placing standing or limit orders on Corporation Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Procedures for Trading in Corporation Securities.”

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Corporation Securities, directors, officers and other employees are prohibited from holding Corporation Securities in a margin account or otherwise pledging Corporation Securities as collateral for a loan.

Short-Term Trading. Short-term trading of Corporation Securities may be distracting to the person trading those securities and may unduly focus that person on the Corporation’s short-term stock market performance instead of the Corporation’s long-term business objectives. For these reasons, any director, officer or other employee of the Corporation who purchases Corporation Securities in the open market may not sell any Corporation Securities of the same class during the six months following the purchase (or vice versa).

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Corporation’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Corporation Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Corporation’s other shareholders.  Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

heading “Transactions Under Corporation Plans”, or to transactions conducted pursuant to approved Rule 10b5-1 Plans, described below under the heading “Rule 10b5-1 Plans.”

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

Procedures for Trading in Corporation Securities

The Corporation has established additional procedures in order to assist the Corporation in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. Directors, executive officers and any other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Corporation Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Corporation Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Corporation, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Pre-cleared trades must be effected within five business days of receipt of pre-clearance unless an exception is granted. Transactions not effected within the time limit are subject to pre-clearance again.

Quarterly Trading Restrictions. Directors, executive officers and any other persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members and Controlled Entities, may not conduct any transactions involving  Corporation Securities (other than as specified by this Policy), during a “Blackout Period” beginning twenty-one (21) days prior to the end of each fiscal quarter and ending two (2) business days following the public release of the Corporation’s earnings results for that quarter.  In other words, these persons may only conduct transactions in Corporation Securities during the “Window Period” beginning two business days following the public release of the Corporation’s quarterly earnings and ending three weeks prior to the close of the next fiscal quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information.  Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Corporation Securities and provide the Compliance Officer with a written statement certifying that they are not aware of material nonpublic information about the Corporation or Corporation Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Corporation and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Corporation Securities. In addition, the Corporation’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

persons should refrain from trading in Corporation Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Corporation Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Corporation as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions to which this Policy does not apply, as described above under the heading “Transactions Under Corporation Plans”, or to transactions conducted pursuant to approved Rule 10b5-1 Plans, described below under the heading “Rule 10b5-1 Plans.”

Additional Reminders for Directors and Executive Officers.  Directors, executive officers and any other persons subject to Section 16 of the Exchange Act are reminded that their transactions in Corporation Securities generally must be reported to the SEC no later than the second business day after the trade date.  These persons must also be mindful of the short-swing profit provisions of Section 16(b) of the Exchange Act. Under these provisions, generally speaking, if a person has a purchase and a sale, or a sale and a purchase, which occur within six months of one another where the sale price is higher than the purchase price, the person will be deemed to have realized a “short-swing profit” that must be paid back to the Corporation.  Section 16(b) is extremely complicated and contains a number of traps for the unwary.  To help prevent the unintended realization of a short-swing profit, directors, executive officers and any other persons subject to Section 16 of the Exchange Act should be sure to notify the Corporation’s Corporate Secretary or Assistant Corporate Secretary before they trade.   Directors and executive officers selling securities should also make sure that they and their brokers follow SEC Rule 144, which requires that the Corporation be current in its annual and quarterly SEC filings, places limits on the amount of securities that can be sold over a three-month period, requires the broker to conduct itself in the manner required by the rule and generally requires the filing of a Form 144 with the SEC concurrent with placing the sell order with the broker.

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule

10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Corporation Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Corporation Securities may occur without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 under the Exchange Act.  In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.  For example, you could adopt a plan providing for the entry with a broker of limit orders to purchase a specified number of shares of the Corporation’s stock on the first trading day of each month if the price does not exceed a specified level. In the case of a Rule 10b5-1 Plan adopted or amended (by changing the amount of securities subject to the plan, or the pricing or timing terms of the plan) on or after February 27, 2023, additional requirements apply, including a minimum “cooling-off” period before the first transaction may occur under the plan (ranging from 90 to 120 days in the case of directors, executive officers and any other officers subject to Section 16 of the Exchange Act and 30 days in the case of other persons) and limitations on having more than one Rule 10b5-1 Plan in effect at the same time and more than one single-trade Rule 10b5-1 Plan during any consecutive 12-month period.

Any Rule 10b5-1 Plan must be submitted for approval three business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Remember, all transactions in Corporation Securities by a director, executive officer or other person subject to the reporting requirements of Section 16 of the Exchange Act, even if pursuant to a Rule 10b5-1 Plan, must be reported to the SEC on an appropriate Form 4 or Form 5.

Post-Termination Transactions

This Policy continues to apply to transactions in Corporation Securities even after termination of service to the Corporation. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Corporation Securities until that information has become public or is no longer material.

Consequences of Violations

Transacting in Corporation Securities while aware of material nonpublic information, or disclosing material nonpublic information to others who then trade in Corporation Securities, is generally prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Corporation-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Corporation Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Policy and Procedures Governing Securities

and Confidentiality of Inside Information BayCom Corp

CERTIFICATION

I certify that:

1.  I have read and understand the Corporation’s Insider Trading Policy (the “Policy”).  I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2. Since date the Policy became effective, or such shorter period of time that I have been an employee of the Corporation, I have complied with the Policy.

3.  I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:  _______________________

Signature:  ________________________

Date:  ____________________________

Return this Certification to the Corporation’s Corporate Secretary or Assistant Corporate Secretary